Exhibit 5.1

355 South Grand Avenue
Los Angeles, California 90071-1560
Tel: +1.213.485.1234 Fax: +1.213.891.8763
www.lw.com
FIRM / AFFILIATE OFFICES
	Abu Dhabi	Milan
	Barcelona	Moscow
	Beijing	Munich
	Boston	New Jersey
September 3, 2013	Brussels	New York
	Chicago	Orange County
	Doha	Paris
	Dubai	Riyadh
	Düsseldorf	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
Motorcar Parts of America, Inc.	Houston	Silicon Valley
2929 California Street	London	Singapore
Torrance, CA 90503	Los Angeles	Tokyo
	Madrid	Washington, D.C.

Re:	Registration Statement on Form S-1 of Motorcar Parts of America, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Motorcar Parts of America, Inc., a New York corporation (the “Company”), in connection with the resale from time to time by the selling securityholder named in the Registration Statement (as defined below) (the “Selling Securityholder”) of up to 516,129 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share.  The Shares are included in a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 3, 2013 (the “Registration Statement”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to the Business Corporation Law of the State of New York, and we express no opinion with respect to any other laws.

September 3, 2013

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the issuance of the Shares will have been duly authorized by all necessary corporate action of the Company and when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the Selling Securityholder in the circumstances contemplated by the Prospectus and in compliance with the common stock warrants issued pursuant to the Warrant (as defined in the Prospectus), the Shares will be validly issued, fully paid and nonassessable.  In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the Business Corporation Law of the State of New York.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP